UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. ________)

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IEC Electronics Corp.
(Name of Registrant as Specified in Its Charter)

W. Barry Gilbert
Florence D. Hudson
John Carlton Johnson
Edward W. Kay, Jr.
Eben S. Moulton
James C. Rowe
Jerold L. Zimmerman
Brett E. Mancini
Michael T. Williams
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On January 14, 2015, the Chairman and Chief Executive Officer of IEC Electronics Corp. (“IEC” or the “Company”) sent a letter to stockholders. The letter also may be used by the Company in presentations to corporate governance organizations or IEC stockholders in the future. A copy of the letter is filed herewith.

COPY OF STOCKHOLDER LETTER

January 14, 2015
Dear Fellow Stockholder:

Your company is at a most important juncture. It is essential that you have accurate and complete information on which to base your decision about whether to support your current Board of Directors or the Vintage slate. The untested, seriously conflicted slate proposed by Vintage carries enormous risk for IEC stockholders. Vintage’s recent communications have been rife with misstatements and omissions. It is time to set the record straight on at least some of their falsehoods.
Our performance has not been brilliant over these last two years. The reasons are complicated, but I can assure you that bringing back the former executive put forward by Vintage is not the answer to IEC’s problems. Vintage makes great claims that Jeff Schlarbaum added value during his tenure as President of IEC. Jeff was given ample opportunity to demonstrate his ability to create value for IEC. In his first few years at the company, he was successful, but as the company grew larger and more complex, Jeff was not able to adapt to the new organization. The unfortunate reality is that during his last two years at IEC, Jeff was not able to establish satisfactory numbers of new customer relationships and backlog began to decrease precipitously. In those last two years, the company added only 4 new customers (2 in 2011 and 1 in 2012), including new divisions of existing customers. During this same period, backlog fell from $121.5 million to $94.8 million. In fiscal 2013, after Jeff's departure, 18 new customers were added, and in 2014 nine new customers were added. By September 30, 2014, backlog had increased to $105.3 million, and is continuing to grow. Jeff had more than adequate time to demonstrate his ability to move your Company forward. If he had demonstrated that ability, he would still be here. He agreed to leave and was given a fair severance package. It’s time to move forward, not backward.
Vintage has touted how well a company by the name of Sparton has been doing and that they are comparable to IEC. They are different than IEC. They are not a significant competitor or ours and they have a different product mix from us. However, a more apt comparison is with API who we have competed with on a number of occasions. Vintage has craftily tried to shift focus away from a more appropriate competitive situation. We have discussed API in past communications however it is so daunting it bears repeating. Vintage and Brian Kahn are fighting to take your company without paying you a premium for the right. Let’s look at our competitor one more time.
API Technologies (ticker ATNY), Vintage’s only other investment in the same contract manufacturing space as IEC, has been a financial disaster for API’s stockholders.
In its proxy material, Vintage refers to API as a “current portfolio company” without providing any more information. Here is what Vintage is not telling you:

•
Brian Kahn is the Chairman of the Board of API and the Managing Partner of Vintage. To us, this is an impressive conflict of interest. Even if Mr. Kahn were to resign his position as API’s Chairman, Vintage would still own 22,000,000 API shares, which amounts to almost 40% of the outstanding shares. With that much at stake, they are not going to be passive investors. As active investors this is what they have accomplished:

•
On January 20, 2011, the day before Vintage took control of API, API’s stock price was $6.05. Its closing price on January 13, 2015 was $1.94, a decline of more than 67%. This means that API stockholders have lost two-thirds of the value of their investment since Vintage took over.

•
Beginning with the quarter ended May 31, 2011 (the first full quarter in which Vintage controlled API) through the quarter ended August 31, 2014 (the most recent quarter for which API has released results), API has experienced aggregate operating losses of $26.7 million and aggregate losses from continuing operations of $198.0 million (which includes a $107 million goodwill impairment). In the nine months ended August 31, 2014 alone, API reported a net loss from continuing operations of $17.7 million.

•	API has not reported operating income or net income in any annual period since Vintage took control; annual results have always been losses.

•	API’s cash balance at May 31, 2011 when Vintage took over was $108.4 million. Its cash balance at August 31, 2014 was $7.7 million.

•	API’s long-term debt balance at May 31, 2011 was $2.2 million. Its long-term debt balance at August 31, 2014 was $130.1 million.

Vintage is highly critical of IEC’s financial performance in those same time periods. And, while it would purport otherwise, Vintage has not demonstrated any ability to manage or succeed in the contract manufacturing space.
There are two other points I want to address. Vintage has criticized our Board as being “entrenched,” citing the Tax Benefit Preservation Plan we put in place last summer. They also have suggested that we have “potentially not acted on offers to acquire the Company.” Both statements are false.
Your Board of Directors is highly qualified and independent. Three out of the seven members of the Board have joined the Board since 2012. Collectively, they also own over 12% of IEC’s stock. Their interests are aligned with yours and they are focused on the long-term interests of all stockholders. Over the last 12 years, IEC’s stock price has increased from $0.04 to $4.72, where it closed yesterday.
The Tax Benefit Preservation Plan, was implemented to protect a valuable asset of the Company. As our financial statements indicate, IEC has more than $16 million of net operating losses that can be used to shelter income taxes on future income. Under the Internal Revenue Code acquisitions of stock by groups like Vintage can cause what is called an “ownership change”. In the event of an ownership change, IEC would be limited in its ability to utilize its NOLs. The Tax Benefit Preservation Plan protects all stockholders against the potential loss of the value of the Company’s NOLs. It does not prevent takeovers of IEC and it does not entrench the Board. Finally, I want to reiterate that your Board would not ignore any credible offer to acquire IEC; we are open to all paths to increasing stockholder value.
To offer point, counter point on every Vintage misstatement and falsehood is of little value. These examples are sufficient. Vintage’s document is replete with questionable material.
In my view, it would be a serious mistake to put a self-interested group like the Vintage nominees in control of your company. If Vintage and its nominees will distort facts and twist the truth like they have to get themselves elected, how will they behave if they are put in control of IEC? Are these the people you want running your company? My answer is a resounding “No”.
Your choice could not be clearer. Please join me today in voting the White proxy card. Please do NOT vote the GOLD card, even as a protest vote. Remember that only your most recent vote counts.

Sincerely,
W. Barry Gilbert

If you have any questions or require assistance in voting your WHITE proxy card, or need additional copies of our proxy materials,
please contact InvestorCom at the phone numbers listed below.

65 Locust Avenue, Suite 302
New Canaan, CT 06840
Stockholders call toll free at (877) 972-0090
Banks and Brokers may call collect at (203) 972-9300

____________________________
Important Additional Information and Where to Find It
IEC, its directors and certain of its executive officers are participants in the solicitation of proxies in connection with the Company’s 2015 Annual Meeting of Stockholders, and these materials may be deemed to be solicitation material in respect of such solicitation. The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise, is set forth in the Company’s proxy statement for its 2015 Annual Meeting of Stockholders, filed with the SEC on December 16, 2014. Stockholders will be able to obtain, free of charge, copies of the definitive proxy statement (and amendments or supplements thereto) and accompanying WHITE proxy card, and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at www.iec‑electronics.com.

Safe Harbor
This letter contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, and are made in reliance upon the protections provided by such Acts for forward-looking statements. These forward-looking statements (such as when the Company describes what it "believes", "expects", or "anticipates" will occur, and other similar statements) include, but are not limited to, statements regarding future sales and operating results, future prospects, the capabilities and capacities of business operations, any financial or other guidance and all statements that are not based on historical fact, but rather reflect the Company's current expectations concerning future results and events. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events and is subject to various uncertainties and other factors that may cause the Company's actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. The following important factors, among others, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company's forward-looking statements: business conditions and growth or contraction in the Company's customers' industries, the electronic manufacturing services industry and the general economy; variability of the Company's operating results; the Company's ability to control its material, labor and other costs; the Company's dependence on a limited number of major customers; the potential consolidation of the Company's customer base; availability of component supplies; dependence on certain industries; variability and timing of customer requirements; technological, engineering and other start-up issues related to new programs and products; uncertainties as to availability and timing of governmental funding for the Company's customers; the types and mix of sales to the Company's customers; the Company's ability to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions; unforeseen product failures and the potential product liability claims that may be associated with such failures; the availability of capital and other economic, business and competitive factors affecting the Company's customers, the Company's industry and business generally; failure or breach of the Company's information technology systems; natural disasters; and other factors that the Company may not have currently identified or quantified. Additional risks and uncertainties resulting from the restatement of the Company's financial statements included in the Company's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission ("SEC") on July 3, 2013 and in the Company's Form 10-Q/A filed on the same date are described in detail in the Company's Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC on November 25, 2014 (the "2014 Form 10-K"). Any one or more of such risks and uncertainties could have a material adverse effect on the Company or the value of its common stock. For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see Part I including "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in the 2014 Form 10-K and the Company’s subsequently filed SEC reports. The Company undertakes no obligation to publicly update or correct any forward-looking statements, whether as a result of new information, future events, or otherwise. All forward looking statements are expressly qualified by these cautionary statements.